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PRESS RELEASE                           FOR IMMEDIATE RELEASE
                                        Contact:    C. William Clark
                                                    President and CEO
                                        Telephone:  (937) 327-1112




                Western Ohio Financial Corporation
          Acquires Seven Hills Financial Corporation




Springfield, Ohio, November 14, 1996 - Western Ohio Financial Corporation (NASDAQ: WOFC) announced today that it acquired the Seven Hills Corporation, Cincinnati, Ohio November 12. At the closing, 534,357 shares of Seven Hills stock were purchased in cash, for $19.69782 each, for a combined value of $10.52 Million.

Seven Hills Savings Association, a subsidiary of Seven Hills Financial Corporation, will operate as a subsidiary of Western Ohio Financial Corporation.

With this acquisition, Western Ohio Financial Corporation, holding company for Springfield Federal Savings Bank with six full service offices in Clark and Greene Counties, expanded its operations in the Cincinnati, Ohio area.
Western Ohio also owns Mayflower Federal Savings Bank in the Cincinnati, Ohio area.

At September 30, 1996, Western Ohio Financial Corporation had assets of $347.7 Million, liabilities of $29.5 Million, and shareholders equity of $53.2 Million. The transaction was accounted for as a purchase.

According to C. William Clark, President and Chief Executive Officer, "Western Ohio Financial Corporation conducted this transaction with a commitment to continuing and expanding its high standard of service to the financial needs of the Cincinnati, Ohio area."